                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                _______________


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   August 13, 1999
                                                   ---------------------------


                              SANDISK CORPORATION
------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)



         Delaware                   0-26734                77-0191793
------------------------------------------------------------------------------
(State or other jurisdiction    (Commission            (IRS Employer
     of incorporation)          File Number)          Identification No.)

140 Caspian Court, Sunnyvale, California                    94089
------------------------------------------------------------------------------
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code     (408) 542-0500
                                                  ----------------------------



                                   None
------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Events.
         ------------

 Third Quarter Results

   Total revenues for the quarter ended September 30, 1999 were $67.5 million, an increase of 29% from $52.5 million for the quarter ended June 30, 1999. Product revenue for the third quarter of 1999 was $57.6 million, an increase of 36% from $42.3 million in the previous quarter, which was due primarily to increased sales of our CompactFlash and MultiMediaCard products.

   Total unit shipments increased 24% during the third quarter compared to the previous quarter. CompactFlash revenues represented 63% of our third quarter product revenues, up from 56% in the prior quarter, while FlashDisk products accounted for 20% of product revenues, down from 28% in the prior quarter. MultiMediaCard unit sales grew 66% and represented 9% of our product revenues compared to 6% in the previous quarter. Overall average selling prices per unit were flat for the second consecutive quarter as price declines were offset by a shift in product mix to higher capacity cards. The average selling price per megabyte of capacity shipped declined by 19% quarter to quarter, while the average capacity per unit shipped increased 23%.

   Approximately 74% of SanDisk's sales in the third quarter of 1999 came from the consumer market, with the remainder coming from industrial and telecommunications customers. Our top 10 customers represented 55% of product revenue in the third quarter.

   License and royalty revenue for the third quarter was $9.9 million, down slightly from the previous quarter. License and royalty revenue represented 15% of total revenue in the third quarter of 1999 compared to 20% in the previous quarter.

   In the quarter ended September 30, 1999, total gross margin was 35% compared to 41% in the previous quarter. Product gross margin decreased to 24% of product revenues from 27% in the previous quarter. The decrease in product gross margin was primarily due to lower than anticipated yields on our 128 megabit and MultiMediaCard stacked die products, increased manufacturing costs due to spot shortages of critical components experienced during the quarter and a decline of 19% in the average selling price per megabyte.

   Operating expenses for the quarter ended September 30, 1999, were $16.7 million, an increase of 14% from $14.7 million in the prior quarter. The increase was primarily due to higher research and development expenses for advanced technologies, increased salaries and payroll related expenses, and increased commissions and marketing expenses. Third quarter operating expenses represented 25% of total revenues compared to 28% in the prior quarter. We expect expenses to increase in absolute dollars in the fourth quarter as we continue to accelerate our investments in research and development to support the 256 megabit and MultiMediaCard production ramp up and in sales and marketing for the expansion of the retail channel in our U.S., Japanese and European markets.

   Interest and other income was $2.8 million compared to $1.5 million in the previous quarter due primarily to foreign exchange gains experienced during the quarter on our Japanese yen based assets.

   Net income in the quarter was $6.5 million, an increase of 14% from $5.7 million in the previous quarter. Basic earnings per share was $0.24 and diluted earnings per share was $0.21 for the quarter, compared to basic earnings per share of $0.21 and diluted earnings per share of $0.19 in the second quarter of 1999.

   On October 13, 1999, we issued a press release announcing our third quarter results. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Matsushita and Toshiba Collaboration

   On August 25, 1999, SanDisk announced a collaboration with Matsushita and Toshiba under which we will jointly develop and promote a next generation flash memory card called the Secure Digital Memory Card. The Secure Digital Memory Card is an enhanced version of our MultiMediaCard that will incorporate advanced security and copyright protection features required by the emerging markets for the electronic distribution of music, video and other copyrighted works.

   Under the terms of this cooperation, we, along with Matsushita and Toshiba, will establish a licensing entity that will license the Secure Digital Memory Card to both memory card manufacturers and manufacturers of consumer electronics devices, including MP3 portable music players. In addition, Matsushita and Toshiba will sell their own Secure Digital Memory Card products. A memorandum of understanding has been signed by the three companies with respect to this collaboration and negotiations for a definitive agreement are underway, but we cannot assure you that these negotiations will be successful or that we, Matsushita and Toshiba will enter into a definitive agreement.

   The Secure Digital Memory Card will incorporate a number of new features, including Secure Digital Music Initiative, or SDMI, compliant security and copy protection, a mechanical write protect switch and a high data transfer rate. The Secure Digital Memory Card is slightly thicker and uses a different interface than our MultiMediaCard. Because of these differences, the Secure Digital Memory Card will not work in current products that include a MultiMediaCard slot. However, our MultiMediaCard products are forward compatible and will work in Secure Digital Memory Card slots. We expect to begin shipping our Secure Digital Memory Card products in 32 and 64 megabyte capacities in the second quarter of 2000. We cannot assure you that the Secure Digital Memory Card will gain widespread adoption by consumers, be supported by content providers or that it will be able to compete successfully against alternative card formats, such as Sony's Memory Stick.

 Toshiba Memorandum of Understanding

   In October 1999, we entered into a nonbinding memorandum of understanding with Toshiba providing for the joint development and manufacturing of 512 megabit and 1 gigabit flash memory chips and Secure Digital Memory Card controllers. As part of this collaboration, we and Toshiba plan to employ Toshiba's future 0.16 micron and 0.13 micron NAND flash integrated circuit manufacturing technology and our multilevel cell flash and controller system technology. Further, we and Toshiba intend to form and fund a joint venture to equip and operate a silicon wafer manufacturing line in Virginia. In addition, the joint venture may purchase wafers from a fabrication facility in Japan to meet the parties' wafer requirements. The cost of equipping the Virginia wafer manufacturing line is estimated at between $700 million and $800 million. We, as part of our 50% ownership of the joint venture, expect to invest up to $150 million in cash, and, if necessary, guarantee equipment lease lines for an additional $250 million. We and Toshiba will each separately market and sell any products developed and manufactured under this relationship. We do not expect any material revenues from the 512 megabit technology for at least one year and from the 1 gigabit technology for at least two years. A definitive agreement based upon this memorandum of understanding is being negotiated and is expected to be concluded by January 2000, subject to final approval by our board of directors and that of Toshiba. We cannot assure you that we will successfully negotiate and enter into a definitive agreement relating to this joint venture. Moreover, once entered into, there are a number of risks applicable to this venture which could affect its success including risks relating to funding, output capacity, timely development of the 512 megabit and 1 gigabit flash memory chips and higher than usual expenses during the equipping, startup and production phases.

   Effects of Taiwan Earthquake

   In September 1999, both USIC and USC, the foundries that currently produce all of our flash memory wafers, were damaged and temporarily shut down by an earthquake in Taiwan. As a result, 8 to 10% of the silicon wafers in production at the time of the earthquake had to be discarded and no new wafers could be manufactured for 11 days, resulting in the loss or destruction of a portion of our fourth quarter wafer supply. We expect that our existing silicon wafer inventory, combined with our planned output from USIC and USC, will allow us to ship more megabytes in the fourth quarter of 1999 than in the third quarter of 1999. However, due to this disruption in wafer supply, we expect fourth quarter financial results to be affected by spot shortages and increased expediting costs and that our quarter-over-quarter revenue growth rate in the fourth quarter will be lower than in the third quarter. This expectation is based, however, on the assumption that resumed production will continue at historical rates. Additional earthquakes, aftershocks or other natural disasters in Taiwan could preclude us from obtaining an adequate supply of wafers to fill customer orders, and could significantly harm our business, financial condition and results of operations.

   Developments regarding Seagate Technology, Inc.

   As of August 6, 1999, Seagate Technology, Inc., our largest stockholder, beneficially owned 6,141,374 shares, or 22.5%, of our common stock. In October 1999, Seagate determined that it would not proceed with its proposed sale of 250,000 shares of our common stock in our proposed public offering of 3,000,000 shares of common stock or its proposed sale of $200,000,000 of our common stock through the SanDisk PEPS Trust to holders of Premium Exchangeable Participating Shares, or PEPS, of the trust. Seagate has agreed not to sell or otherwise transfer 5,141,374 of its shares for a period of 90 days after the date of the final prospectus relating to the proposed offering. Other than our directors, executive officers and Seagate, no other stockholder is bound by a lock-up agreement with the underwriters. If Seagate were to sell all or part of the remaining 1,000,000 shares during this 90 day lock-up period, or the remainder of its shares after this period, or other stockholders were to sell their shares, the price of our common stock could fall significantly. In addition, sales of a significant amount of our common stock in the open market by Seagate or other significant stockholders could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. If this were to occur, and we were unable to raise capital through other means, our business, financial condition and results of operations could be materially harmed.

   On August 13, 1999, Thomas F. Mulvaney resigned from the board of directors of SanDisk Corporation.


Item 7.   Exhibits.
          --------

  99.1    Press Release, dated October 13, 1999.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              SANDISK CORPORATION



DATE:  October 21, 1999       By: /s/ Cindy Burgdorf
                                  -----------------------------------------
                                  Name:  Cindy Burgdorf
                                  Title:  Chief Financial Officer

                                 EXHIBIT INDEX



  Exhibit                             Document Description
   Number                             --------------------
  --------

    99.1                              Press Release, dated October 13, 1999.
